December 23, 2004

To:

PLM Equipment Growth Fund V, LP

LETTER OF INTENT

To Whom It May Concern:

PLM International, Inc. is pleased to confirm and acknowledge a firm commitment to sell 22 newly constructed 25,489wg CI Tank Cars to PLM Equipment Growth Fund V, LP on or before December 31, 2005. The total price is $1,633,172.00 including acquisition and lease negotiation fees.

PLM International, Inc. also confirms and acknowledges a firm commitment to sell 6 newly constructed 30,145wg NCNI Tank Cars to PLM Equipment Growth Fund V, LP on or before December 31, 2005. The total price is $362,888.00 including acquisition and lease negotiation fees.

SELLER:

PLM International, Inc., a Delaware corporation

By: ________________________________
Name: ________________________________
Its: ________________________________

Address: c/o 200 Nyala Farms
Westport, CT 06880